Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise specified, capitalized terms used but not defined herein have the meanings given to such terms in the prospectus that is part of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission on May 13, 2022.

The following discussion and analysis of the financial condition and results of operations of NuScale Power, LLC (“NuScale LLC”) should be read together with our financial statements as of and for the years ended December 31, 2021 and 2020 and unaudited interim condensed financial statements as of and for the three months ended March 31, 2022 and 2021, together with related notes thereto. The discussion and analysis should also be read together with the section entitled “Historical Business of NuScale LLC” and our pro forma financial information as of and for the year ended December 31, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of the prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NuScale LLC” section to “NuScale LLC,” “us,” “our” or “we” refer to NuScale LLC prior to the Merger, and to NuScale Power, Corporation (“NuScale Corp”) following the consummation of the Transactions.

Overview

Our mission is to provide scalable advanced nuclear technology for the production of electricity, heat, and clean water to improve the quality of life for people around the world. We are changing the power that changes the world by creating an energy source that is smarter, cleaner, safer and cost competitive.

Our SMR, known as NPM, provides a scalable power plant solution incorporating enhanced safety, improved affordability and extended flexibility for diverse electrical and process heat applications. Our scalable design provides carbon-free energy and at a reduced cost when compared with gigawatt-sized nuclear facilities.

Since our founding in 2007, we have made significant progress towards commercializing the first SMR in the United States. In 2017, we submitted our Design Certification Application (“DCA”) to the NRC. On August 28, 2020, the NRC issued its Final Safety Evaluation Report, representing the NRC’s completion of its technical review. On September 11, 2020 the NRC issued its SDA of our NPM and scalable plant design. With this phase of NuScale LLC’s DCA now complete, customers may proceed with plans to develop NuScale power plants with the understanding that the NRC has approved the safety aspects of the NPM and plant design. We expect our operating losses and negative operating cash flows to grow until the commercialization of the NPM.

The Transactions

We entered into the Merger Agreement with Spring Valley and Merger Sub on December 13, 2021. Pursuant to the Merger Agreement, on May 2, 2022, Merger Sub merged with and into NuScale LLC with NuScale LLC surviving the Merger as a wholly owned subsidiary of Spring Valley. Spring Valley was then renamed NuScale Power Corp.

The Merger was accounted for as a reverse recapitalization as provided under U.S. GAAP. NuScale LLC was deemed the predecessor and NuScale Corp is the successor SEC registrant, meaning that NuScale LLC’s financial statements for previous periods will be disclosed in NuScale Corp’s future periodic reports filed with the SEC. Spring Valley was treated as the acquired company for financial statement reporting purposes. The most significant change in NuScale Corp’s future reported financial position and results is a net increase in cash (as compared to NuScale LLC’s financial position as of March 31, 2022) of $341.0 million.

Immediately after giving effect to the Transactions and PIPE Investment NuScale Corp’s common stock consisted of the following:

Ownership %
Spring Valley’s public shareholders	6.5%
Legacy NuScale equityholders (excluding public shares held prior to the Merger)	80.4%
Spring Valley Acquisition Sponsor, LLC and related parties	2.4%
PIPE Investors	10.7%
Total NuScale Corp common stock	100.0%

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from carbon-based and other non-carbon-based energy generators, the risk of perceived safety issues and their consequences for our reputation and the other factors discussed under the section titled “Risk Factors.” We believe the factors described below are key to our success.

Commencing and Expanding Commercial Launch Operations

In September 2020, we became the first and only company to receive NRC SDA for an SMR. We believe our commercialization activities are being completed at a pace that can support delivery of modules to a client site as early as 2027. We have an agreement in place with UAMPS to deploy a NuScale 6-module power plant at the DOE’s Idaho National Laboratory as part of UAMPS’ CFPP. Commercial operation of that power plant is slated for 2029. In November 2021, we signed a teaming agreement with S.N. Nuclearelectrica S.A., an entity that operates under the authority of the Romanian Ministry of Energy, to advance the deployment of our NPMs to Romania. Under the teaming agreement, we will evaluate activities associated with the planning, siting and licensing of our NuScale power plant technology at a site that is the location of an existing coal-fueled electricity plant. We expect the site in Romania to use six modules and to be commercially operable by 2028.

We have over 100 potential target customers, including, in addition to UAMPS, ten customers across seven countries that we consider highly interested customers who are considering an NPM power plant deployment in the late 2020s or early 2030s. We believe the long lead-time involved with siting an SMR, the number of customers in our pipeline and the work being performed by these potential customers involving a NuScale deployment project bode well for our potential future success.

Regulatory Approvals

We expect to submit an application to the NRC for our latest power enhanced design. If approved, the licensed output of our NPM will be raised from 50 MWe to 77 MWe. Approval of the design, which could come in 2024, would increase the cost-competitiveness of our NPM, and we consider obtaining such approval a critical milestone.

Other factors that we believe are critical to our future success are country-level approvals of our NPM design. We also believe site-approvals by our customers to be key to facilitating broader adoption of our products and services. Obtaining these approvals before others is critical in maintaining our competitive advantage.

Successful Implementation of the First NPM Power Plant

A critical step in our success will be the successful construction and operation of the first power plant using our NPM. We expect that the first NPM for the UAMPS facility could be operational as early as 2029 with the remaining five modules achieving commercial operation in 2030.

Key Components of Results of Operations

We are an early-stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated any material revenue to date. All revenue that we have generated to date arises from engineering and licensing services provided to potential customers. As a result of those front end engineering and development services, we expect to generate a significant portion of our revenue from the sale of NPMs. We also expect to generate revenue by providing critical services, such as start-up and testing and nuclear fuel and refueling services, over the life cycle of each power plant.

Expenses

Research and Development Expense

Our R&D expenses consist primarily of internal and external expenses incurred in connection with our R&D activities. These expenses include labor directly performed on our projects and fees paid to third parties working on and testing specific aspects of our NPM design. R&D costs have been expensed as incurred. We expect R&D expenses to grow as we continue to develop the SMR technology and develop market and strategic relationships with other businesses.

General and Administrative Expense

G&A expenses consist of compensation costs for personnel in executive, finance, accounting, human resources and other administrative functions. G&A expenses also include legal fees, professional fees paid for accounting, auditing, and consulting services, insurance costs and facility costs. Following the Transactions, we expect we will incur higher G&A expenses for public company costs such as compliance with the regulations of the SEC and the NYSE.

Other Operating Expense

Other operating expenses consist primarily of compensation costs (including indirect benefits and stock-based compensation expense) for operating personnel that cannot be directly attributed to a project.

Department of Energy Cost Share

The DOE cost share amounts reflect our cost-sharing arrangement with the DOE. Generally, as our qualifying operating costs change, there is a corresponding change in the reimbursable amounts. The amount of any reimbursement is recognized in the period that we recognize the qualifying expenses.

Income Tax Effects

We are a limited liability company that is treated as a partnership for tax purposes, with each of our members accounting for its share of tax attributes and liabilities. Accordingly, there are no current or deferred income tax amounts recorded in our financial statements.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,
(in thousands)	2022	2021
Revenue	$2,445	$664
Cost of sales	(1,205)	(406)
Gross margin	1,240	258
Research and development expenses	24,380	18,751
General and administrative expenses	10,520	7,945
Other expenses	10,188	10,021
Loss from operations	(43,848)	(36,459)
Department of Energy cost share	20,462	14,736
Other cost share (interest expense)	13	(943)
Net loss	$(23,373)	$(22,666)

Revenue

The increase in revenue can be attributed to activities in support of the EPCDA for CFPP, as well as nuclear technologies consulting services.

Research and Development

R&D expenses increased due to higher professional fees associated with the standard plant design work of $4.3 million and compensation costs of $1.3 million as a result of increased headcount as we expand our Licensing department.

General and Administrative

G&A expenses increased as a result of $1.3 million of higher accounting fees in preparation to go public and marketing fees as we continue to expand internationally, $1.0 million in compensation costs due to an increase in headcount, and $0.3 million in equity-based compensation.

Department of Energy Cost Share

The DOE cost share increase of $5.7 million reflects the incurrence of higher qualifying costs for the three months ended March 31, 2022 compared to the three months ended March 31, 2021.

Comparison of the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
(in thousands)	2021	2020
Revenue	$2,862	$600
Cost of sales	(1,770)	(355)
Gross margin	1,092	245
Other operating expenses
Research and development	93,136	95,267
General and administrative	46,725	37,176
Other	35,531	26,645
Loss from operations	(174,300)	(158,843)
Department of Energy cost share	73,522	71,109
Interest expense and other	(1,715)	(653)
Net loss	$(102,493)	$(88,387)

Research and Development

A breakdown of R&D costs by nature for the years ended December 31, 2021 and 2020 is presented below:

	Year Ended December 31,
(in thousands)	2021	2020
Research and development expenses:
Professional fees	$64,815	$63,856
Personnel costs	28,086	31,264
Other	235	165
Total	$93,136	$95,267

The decrease in personnel costs was driven by the fact that the NRC’s review of the NPM design application concluded in late 2020.

General and Administrative

The increase in 2021 G&A expenses was primarily due to an increase in compensation and benefits of $4.5 million, a contract settlement fee with a former advisor of $3.3 million and $2.2 million related to higher advertising costs, partially offset by lower equity-based compensation of $0.5 million.

Other Operating Expense

Other operating expenses increased year over year as a result of higher compensation costs of $6.2 million, equity-based compensation of $3.2 million and $0.5 million in various other expenses, partially offset by lower professional fees of $1.0 million.

Liquidity and Capital Resources

Liquidity

We measure liquidity in terms of our ability to fund the cash requirements of our R&D activities and our near term business operations, including our contractual obligations and other commitments. Our current liquidity needs primarily involve R&D activities for the ongoing development of the NPM and associated plant design.

We had $42.7 million in cash and cash equivalents as of March 31, 2022 (compared to $77.1 million as of December 31, 2021). We also had total debt of $14.1 million as of March 31, 2022 (compared to $14.0 million as of December 31, 2021), representing outstanding principal and accrued interest on the Fluor Convertible Note.

Since inception, we have incurred significant operating losses, have an accumulated deficit of $805.0 million and negative operating cash flow during the three months ended March 31, 2022 and 2021. Management expects that operating losses and negative cash flows may increase because of additional costs and expenses related to the development of technology and the development of market and strategic relationships with other companies. However, as noted above, on May 2, 2022 the transactions were consummated, resulting in the receipt of $341.0 million in cash. The Company believes that based on its current level of operating expenses and its currently available cash resources, it will have sufficient funds available to cover operating cash needs through the twelve month period from the financial statement reporting date.

To date, we have not generated any material revenue. We do not expect to generate any meaningful revenue unless and until we are able to commercialize our NPM and related services. We expect our costs to increase in connection with advancement of our products and services toward commercialization. In addition, we expect to incur additional costs associated with operating as a public company. While we believe that the proceeds of the Transactions will be sufficient to reach commercialization of our NPM, certain costs are not reasonably estimable at this time and we may require additional funding and our projections anticipate certain customer-sourced income that is not assured.

Summary Statement of Cash Flows for the Three Months Ended March 31, 2022 and 2021

The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	Three Months Ended March 31,
(in thousands)	2022	2021
Net cash used in operating activities	$(33,151)	(29,787)
Net cash used in investing activities	(1,187)	(111)
Net cash (used in) provided by financing activities	(73)	63,211
Net (decrease) increase in cash and cash equivalents	$(34,411)	$33,313

Cash Flows used in Operating Activities

Our operating cash flow decreased during the three months ended March 31, 2022 as a result of higher cash payments for compensation costs, partially offset by a significant increase in accounts receivable during the three months ended March 31, 2021.

Cash Flows from Financing Activities

During the three months ended March 31, 2021, net cash provided by financing activities consisted of proceeds from the incurrence of debt of $22.7 million in the form of a line of credit promissory note with Fluor, and $40.5 million from the sale of convertible preferred units. We had no such activity for the three months ended March 31, 2022.

Summary Statement of Cash Flows for the Years Ended December 31, 2021 and 2020

The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	Year Ended December 31,
(in thousands)	2021	2020
Net cash used in operating activities	$(99,162)	$(47,235)
Net cash used in investing activities	(1,952)	(3,526)
Net cash provided by financing activities	173,344	38,494
Net increase (decrease) in cash and cash equivalents	$72,230	$(12,267)

Cash Flows used in Operating Activities

Net cash used in our operating activities increased during 2021 due to a larger net loss, the utilization of $13 million of previously deferred DOE cost share and $20 million change in accounts receivable primarily related to a large $18 million DOE collection in 2020, partially offset by higher accruals associated with compensation and professional fees.

Cash Flows from Financing Activities

In 2021, net cash provided by financing activities consisted of the sale of $192.5 million in convertible preferred units, partially offset by the repayment of $20 million in debt to Fluor.

In 2020, net cash provided by financing activities consisted of proceeds from the incurrence of debt of $20 million in the form of a note payable to Fluor and proceeds from the sale of convertible preferred units of $18.5 million.

Commitments and Contractual Obligations

As of December 31, 2021, the Company has no material commitments or contractual obligations.

Off-Balance Sheet Arrangements

As of December 31, 2021, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our financial statements. Our significant accounting policies are described in our financial statements included elsewhere in this prospectus. Additional information about our critical accounting policies follows:

Accounts Receivable

Accounts receivable includes reimbursement requests outstanding from the DOE awards and are recognized as eligible costs are incurred. Such treatment creates symmetry with our incurrence of qualifying costs. Accounts receivable are presented net of related deferred DOE cost share liabilities that have the right of offset. We do assess the probability of collection from the DOE in establishing the fair value of recorded amounts.

Revenue Recognition

We recognize fixed price contract revenue with multiple performance obligations as each obligation is completed. We allocate the transaction price to each performance obligation using an estimate of the stand- alone selling price of each distinct service in the contract. Revenue recognized on contracts that have not been billed to customers is classified as a current asset under Accounts Receivable on the Balance Sheet. Amounts billed to clients in excess of revenue recognized are classified as a current liability under Deferred Revenue.

We recognize time and material contracts revenue over time, matching continuous transfer of control to the customer. We account for these contracts as a single performance obligation and recognize revenue using the percentage-of-completion (“POC”) method, based on contract cost incurred to date compared to total estimated contract cost. The POC method (an input method) is the most faithful depiction of our performance because it directly measures the value of the services transferred to the customer. Changes to total estimated contract cost or losses, if any, are recognized in the period in which they are determined as assessed at the contract level. Pre-contract costs are expensed as incurred unless they are expected to be recovered from the client.

We exclude all taxes assessed by governmental authorities from our measurement of transaction prices that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of sales.

We generally provide limited warranties for work performed under our engineering contracts. The warranty periods typically extend for a limited duration following substantial completion of our work.

Because our SMR is designed to be sold on a modular basis, we are limited under U.S. GAAP in our ability to recognize revenue on a POC basis. Other companies with a less-standardized approach might be able to use POC, which would have the effect of accelerating their recognition of profit ahead of us, given our use of completed contract accounting.

Equity-Based Compensation

Equity-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. The determination of fair value requires significant judgment and the use of estimates, particularly with regard to Black- Scholes assumptions such as stock price volatility and expected option lives to value equity-based compensation. Equity-based compensation is recorded as a general and administrative expense and other expense in the statements of operations.

We measure the fair value of each unit option grant at the date of grant using a Black-Scholes option pricing model. We estimate the expected term of options granted based on historical experience and expectations. We use the treasury yield curve rates for the risk-free interest rate in the option valuation model with maturities similar to the expected term of the options. Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to us in our industry sector. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in the option valuation model. Forfeitures are recognized as they occur. All equity-based payment awards subject to graded vesting based only on a service condition are amortized on a straight-line basis over the requisite service periods.

There is substantial judgment in selecting the assumptions which we use to determine the fair value of such stock awards and other companies could use similar market inputs and experience and arrive at different conclusions with respect to those used to calculate fair value. Using alternative assumptions could cause there to be differences in the resulting fair value. If the fair value were to increase, the amount of expense that would result would also increase. Conversely, if the fair value were to decrease, the amount of expense would decrease.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-EGCs, and any such election to not take advantage of the extended transition period is irrevocable. We expect to be an EGC through the end of 2025 and will have the benefit of the extended transition period. We intend to take advantage of the benefits of this extended transition period.

Recent Accounting Pronouncements

Management believes there is no new accounting guidance issued but not yet effective that would have a material impact to the Company’s current financial statements.